Exhibit 99.1

Contacts:
Dennis Meulemans	Scott Brittain
Chief Financial Officer	Corporate Communications, Inc.
Addus HomeCare	(615) 324-7308
(630) 296-3400	scott.brittain@cci-ir.com
dmeulemans@addus.com

ADDUS HOMECARE ANNOUNCES THIRD QUARTER 2014 RESULTS

• Net service revenues increase 21.3% to $81.7 million

• Net income from continuing operations grew to $0.29 per diluted share, up 16.0%

Downers Grove, Illinois (October 30, 2014) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of home and community-based services that primarily are social in nature, provided in the home and focused on the dual eligible population, today announced its financial results for the third quarter and nine months ended September 30, 2014.

For the third quarter, net service revenues increased 21.3% to $81.7 million from $67.3 million for the third quarter of 2013. Net income from continuing operations was $3.2 million for the third quarter of 2014, a 16.9% increase from $2.8 million for the third quarter last year, while net income from continuing operations per diluted share rose 16.0% to $0.29 from $0.25.

Net service revenues for the first nine months of 2014 were $230.3 million, a 17.5% increase from $196.1 million for the same prior-year period. Net income from continuing operations for the first nine months of 2014 was $8.3 million, or $0.75 per diluted share, compared with $8.0 million or $0.73 per diluted share for the same prior year period. Net income from continuing operations for the first nine months of 2014 included a charge for acquisition transaction expense totaling $0.03 per diluted share. Excluding this item, adjusted net income from continuing operations per diluted share increased 6.9% to $0.78 for the first nine months of 2014 from $0.73 for the same period in 2013.

“Addus produced significant profitable growth for the third quarter of 2014, as organic growth and the impact of acquisitions since the third quarter last year drove a 21.3% increase in revenues, our highest quarterly revenue growth as a public company,” commented Mark Heaney, President and Chief Executive Officer of Addus HomeCare. “Our 16.9% growth in net income from continuing operations reflected anticipated expense increases for our technology rollout, SOX 404 compliance efforts and the increased amortization related to our acquisitions. Adjusted EBITDA rose 27.4% to $6.3 million for the third quarter and 18.9% to $16.6 million for the first nine months of 2014.”

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ADUS Reports Third Quarter 2014 Results

October 30, 2014

Third-quarter revenue growth reflected a 7.2% increase in same-store sales, with the remaining 14.1% increase attributable to acquisitions. Average billable census increased 18.4% for the third quarter of 2014 from the third quarter last year. Same-store census grew 7.6%, with acquisitions driving the remaining 10.8% increase in census. Average revenue per billable hour remained relatively stable at $17.03 for the third quarter of 2014 compared with $17.08 for the third quarter last year.

At the end of the third quarter of 2014, Addus had $14.1 million in cash, no bank debt and $40 million of availability under its revolving credit facility. Consistent with historical payment flows from the State of Illinois, net cash used in operations was $7.4 million for the quarter, while net cash provided by operations was $7.6 million for the first nine months of 2014.

Heaney added, “In addition to our financial results, we are also pleased with our initiatives to build our sales capabilities and the resulting organic growth of our existing home and community-based services. We are also gratified by the growth generated from acquisitions, and we continue to evaluate additional opportunities, especially in those states that are more actively engaged in transitioning dual eligible consumers to MCOs. We also continue to make important progress regarding several strategic initiatives that support long-term growth as we enter new states and that give us competitive advantages as we grow existing markets.

“As states transition management of their dual eligible populations to managed care plans, we remain focused on positioning the Company as an integral part of the continuum of care we believe MCOs will be expected to provide these consumers. The growing impact of this transition was evident in the third quarter, as our revenues from managed care increased to 9.5% of total net service revenues for the third quarter compared to 1.0% for the same prior-year quarter. While the majority of the managed care revenues were generated from acquisitions, we noted a shift in same-store MCO census and revenues, with same-store revenues from MCOs growing to 2.4% of total revenue for the third quarter of 2014 compared with 1.0% for the third quarter last year and to 1.5% compared with 0.5% for the nine months ended September 30, 2014 and 2013, respectively.”

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

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ADUS Reports Third Quarter 2014 Results

October 30, 2014

Conference Call

Addus will host a conference call to discuss its results for the third quarter today beginning at 5:00 p.m. Eastern time. The toll-free dial-in number for the conference call is (877) 474-9501 (international dial-in number is (857) 244-7554), passcode 10423889. A telephonic replay of the conference call will be available through midnight on November 6, 2014, by dialing (888) 286-8010 (international dial-in number is (617) 801-6888) and entering passcode 54894257.

A live broadcast of the conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the anticipated transition to managed care providers, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2014, and August 11, 2014, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

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ADUS Reports Third Quarter 2014 Results

October 30, 2014

About Addus

Addus is a comprehensive provider of home and community-based services that primarily are social in nature, provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net service revenues	$81,658	$67,306	$230,306	$196,059
Cost of service revenues	59,818	50,080	169,218	146,422

Gross profit	21,840	17,226	61,088	49,637
	26.7%	25.6%	26.5%	25.3%
General and administrative expenses	15,773	12,424	45,576	36,026
Depreciation and amortization	1,106	539	2,684	1,626

Total operating expenses	16,879	12,963	48,260	37,652

Operating income from continuing operations	4,961	4,263	12,828	11,985
Total interest expense (income), net	180	(24)	484	326

Income from continuing operations before taxes	4,781	4,287	12,344	11,659
Income tax expense	1,544	1,517	4,024	3,620

Net income from continuing operations	3,237	2,770	8,320	8,039

Discontinued operations:
Loss from home health business, net of tax	—	(203)	—	(890)
Gain on sale of home health business, net of tax	—	—	—	11,111

Net income	$3,237	$2,567	$8,320	$18,260

Net income (loss) per share:
Basic
Continuing operations	$0.30	$0.26	$0.76	$0.75
Discontinued operations	—	(0.02)	—	0.95

Basic income per share	$0.30	$0.24	$0.76	$1.70

Diluted
Continuing operations	$0.29	$0.25	$0.75	$0.73
Discontinued operations	—	(0.02)	—	0.93

Diluted income per share	$0.29	$0.23	$0.75	$1.66

Weighted average number of common shares outstanding:
Basic	10,927	10,787	10,895	10,783

Diluted	11,154	11,071	11,122	11,006

Cash Flow Information:	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net cash (used in) provided by operating activities	$(7,413)	$(9,130)	$7,590	$25,103
Net cash (used in) provided by investing activities	(1,958)	(183)	(13,149)	19,082
Net cash used in (provided by) financing activities	3,904	—	4,118	(16,458)

Net change in cash	(5,467)	(9,313)	(1,441)	27,727
Cash at the beginning of the period	19,591	38,777	15,565	1,737

Cash at the end of the period	$14,124	$29,464	$14,124	$29,464

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,
	2014	2013
Assets
Current assets
Cash	$14,124	$29,464
Accounts receivable, net	62,121	54,516
Prepaid expenses and other current assets	6,937	6,167
Deferred tax assets	8,326	7,258

Total current assets	91,508	97,405

Property and equipment, net	7,646	2,471

Other assets
Goodwill	64,237	50,416
Intangible assets, net	11,043	5,352
Investment in joint venture	900	900
Other assets	13	173

Total other assets	76,193	56,841

Total assets	$175,347	$156,717

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,613	$4,379
Current portion of capital lease obligations	978	—
Accrued expenses	41,434	36,401
Deferred revenue	3	19

Total current liabilities	46,028	40,799

Capital lease obligations, less current portion	2,926	—
Deferred tax liability	3,441	3,097
Total stockholders’ equity	122,952	112,821

Total liabilities and stockholders’ equity	$175,347	$156,717

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
General:
Adjusted EBITDA (in thousands) (1)	$6,305	$4,950	$16,617	$13,976
States served at period end	—	—	22	21
Locations at period end	—	—	132	94
Employees at period end	—	—	17,504	13,660
Home & Community
Average billable census—same store	29,118	27,058	30,665	26,411
Average billable census—acquisitions	2,914	—	2,088	—
Average billable census total	32,032	27,058	32,753	26,411
Billable hours (in thousands)	4,749	3,941	13,511	11,517
Average billable hours per census per month	49.9	48.5	45.8	48.5
Billable hours per business day	74,912	59,735	70,737	59,107
Revenues per billable hour	$17.03	$17.08	$17.05	$17.02
Percentage of Revenues by Payor:
State, local and other governmental programs	85.9%	94.0%	88.6%	94.0%
Managed Care	9.5	1.0	6.8	0.5
Private duty	3.5	4.0	3.5	4.0
Commercial	1.1%	1.0%	1.1%	1.5%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$3,237	$2,567	$8,320	$18,260
Less: (Earnings) from discontinued operations, net of tax	—	203	—	(10,221)

Net income from continuing operations	3,237	2,770	8,320	8,039
Interest expense, net	180	(24)	484	326
Income tax expense from continuing operations	1,544	1,517	4,024	3,620
Depreciation and amortization	1,106	539	2,684	1,626
M&A expenses	7	—	543	—
Stock-based compensation expense	231	148	562	365

Adjusted EBITDA	$6,305	$4,950	$16,617	$13,976

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.